SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

___________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 27, 2005

UNITED ENERGY CORP.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-30841	22-3342379
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	IRS Employer Identification No.)

600 Meadowlands Parkway #20, Secaucus, New Jersey	07094
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (800) 327-3456

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01. Entry into a Material Definitive Agreement

On April 27, 2005, we entered into a consulting services agreement with an individual to provide us with certain advisory and business development services.

In consideration of his services, we issued warrants to purchase 500,000 shares of our common stock to the consultant (the “Initial Warrants”). The exercise price per share for these Initial Warrants is equal to the closing price per share of our common stock on April 27, 2005 (the “Initial Warrants”). We also issued warrants to purchase an additional 500,000 shares of our common stock at an exercise price of $2.00 per share (the “Secondary Warrants”). The Initial Warrants and the Secondary Warrants will expire after 10 years.

One Hundred Thousand (100,000) Initial Warrants vested and were immediately exercisable upon execution of the consulting services agreement. The remainder of the Initial Warrants and then the Secondary Warrants will vest, if at all, in increments of 100,000 warrants for each $5,000,000 of net revenues that we recognize as a result of business generated through contacts that the consultant brings to us. We also agreed to register the underlying shares of common stock for resale with the U.S. Securities and Exchange Commission on a timely basis.

Copies of the Consulting Services Agreement and the warrant are attached as exhibits to this report.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits
10.1	Consulting Services Agreement, dated as of April 27, 2005, by and between United Energy Corp. and Ben Barnes.
10.2	Common Stock Purchase Warrant for 1,000,000 Shares issued to Ben Barnes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED ENERGY CORP.

By: /s/ Brian F. King

Brian F. King

Chief Executive Officer

Dated:	June 2, 2005

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Consulting Services Agreement, dated as of April 27, 2005, by and between United Energy Corp. and Ben Barnes.

10.2	Common Stock Purchase Warrant for 1,000,000 Shares issued to Ben Barnes.